Exhibit 10.2
SECOND AMENDMENT TO MERCHANT SERVICES BANKCARD AGREEMENT
THIS SECOND AMENDMENT TO MERCHANT SERVICES BANKCARD AGREEMENT (the “Amendment”) is by and between US Airways Group, Inc., the parent company of America West Airlines, Inc., and US Airways, Inc. (collectively, “CUSTOMER”), on one hand and Chase Alliance Partners, LLC (successor to Chase Merchant Services, LLC)(“CAP”), and JPMorgan Chase Bank, N.A. (“Bank”) (collectively, CAP and Bank are referred to as “SERVICERS”) on the other.
WHEREAS, CUSTOMER and SERVICERS are parties to a Merchant Services Bankcard Agreement dated April 16, 2003, as amended (the “Agreement”);
WHEREAS, CUSTOMER now operates as US Airways Group, Inc., following the Merger described in the First Amendment to Merchant Services Bankcard Agreement between CUSTOMER and SERVICERS on or about August 8, 2005 (the “First Amendment”), which amended the Agreement;
WHEREAS, CUSTOMER and SERVICERS desire to again amend the Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Fees. The Schedule A attached to the Agreement is deleted and replaced, in its entirety, with the Schedule A attached to this Amendment. Additionally, Section 12.2 in the Agreement is deleted and replaced with the following: “Section 12.2 The Fees charged CUSTOMER may be adjusted in the event CUSTOMER materially changes its method of transaction submission to CAP or in the event the most recent ** average number of CUSTOMER’s transactions for any of the Card services provided in this Agreement falls below ** of the average number of transactions for the same ** period in the preceding ** or the number of CUSTOMER’s transactions for a ** falls below ** (**) of the corresponding ** of the prior **. If CUSTOMER’s Fees are adjusted pursuant to this Section, CUSTOMER may, within ** days’ after such adjustment, provide notice to SERVICERS that CUSTOMER intends to solicit offers from a third party (a “Third Party Processor”) to process CUSTOMER’s bankcard transactions on ** terms better than those to which SERVICERS have agreed under his Agreement. CUSTOMER may, within ** days after providing CAP such notice of its intent, provide CAP notice of an offer from a Third Party Processor setting forth all material terms regarding the proposed agreement between CUSTOMER and the Third Party Processor (a “Third Party Processor ** Offer Notice”). Unless SERVICERS agree to match the better ** terms of the Third Party Processor within ** days of SERVICERS’ receipt of the Third Party Processor ** Offer Notice, CUSTOMER may terminate this Agreement as of the date ** days following SERVICERS receipt of the Third Party Processor ** Offer Notice.”
2. Annex 1. Annex 1 attached to the Agreement is amended to add the following definition: “Unrestricted Cash” shall mean any cash or cash equivalent as defined under then-current GAAP that is not legally restricted as to usage or withdrawal, including currency on hand, demand deposits and cash equivalent instruments in investment accounts. For clarity, the parties agree that Unrestricted Cash shall include amounts maintained in any Reserve Account by SERVICERS as set forth in the Reserve Percentage Table in Section 20.2.
3. Term. CUSTOMER and SERVICERS agree that the term of the Agreement is hereby extended so that the initial term shall expire five (5) years from Effective Date of this Amendment. Upon expiration of the initial term, the Agreement shall automatically renew for successive one-year periods pursuant to the terms of Section 19.2 of the Agreement.

**	Confidential Treatment Requested.

4. Section 19.6 is deleted and replaced in its entirety with the following new Section 19.6:
19.6
If any other processor of bankcard transactions (a “Third Party Processor”) has offered to process CUSTOMER’s bankcard transactions upon at least substantially the same terms and conditions as SERVICERS have agreed to under this Agreement, and such Third Party Processor has also agreed it will reduce the amount required to be held in the Reserve Account by at least ** of the amount then required by SERVICERS, then CUSTOMER may provide notice of such fact to SERVICERS. Such notice shall set forth all material terms regarding the proposed agreement between CUSTOMER and the Third Party Processor (a “Third Party Processor Offer Reserve Notice”). Unless SERVICERS agree to match the better credit terms of the Third Party Processor within ** days of SERVICERS’ receipt of the Third Party Processor Offer Reserve Notice, CUSTOMER may terminate this Agreement as of the date ** days following SERVICERS receipt of the Third Party Processor Offer Reserve Notice. The parties agree that CUSTOMER may provide Third Party Processor Offer Reserve Notice ** per calendar **.

5. Reserve. Sections 20.1 and 20.2 of the Agreement, as amended, are deleted and replaced in their entirety with the following new Sections 20.1 and 20.2:
20.1.
CUSTOMER expressly authorizes SERVICERS to establish and maintain a Reserve Account pursuant to the terms and conditions set forth in this Section 20. The amount of such Reserve Account will be the amount required according to the Reserve Percentage Table set forth below. Subject to Section 20.2, upon the Effective Date the amount required to be maintained in the Reserve Account will be reviewed and adjusted by SERVICERS on a ** basis. In conducting such ** reviews, SERVICERS will review the most recently available reports of Gross Air Traffic Liability and financial reports provided by CUSTOMER pursuant to Section 21.1, as amended; provided, however, that if (x) SERVICERS reasonably believe that CUSTOMER’s reports of Gross Air Traffic Liability contain materially inaccurate information and/or material information is omitted, or (y) CUSTOMER fails to provide a report of Gross Air Traffic Liability within the timeframe specified in Section 21.1, as amended, then SERVICERS may, at their sole discretion, elect to reasonably estimate Gross Air Traffic Liability based upon information available to SERVICERS. If SERVICERS’ ** review under this Section 21.1 indicates (x) an increase in the amount required to be maintained in the Reserve Account, funding of the deficiency by CUSTOMER by wire transfer to an account designated by SERVICERS shall be completed within **, as provided herein, or (y) a decrease in the amount required to be maintained in the Reserve Account, SERVICERS will within ** return the overage to CUSTOMER; provided, however, that an increase or decrease pursuant to the foregoing shall only be made if the amount of the deficiency or overage is equal to or greater than ** as measured against the amount currently maintained in the Reserve Account. If CUSTOMER has not funded the amount of any deficiency within **, pursuant to the above, SERVICERS may fund the deficiency in the amount maintained in the Reserve Account, pursuant to Subsection 20.1(x), by making one or more deductions from the settlement monies due to CUSTOMER, or alternatively, at their sole discretion, SERVICERS may require CUSTOMER to immediately fund the amount of the deficiency into the Reserve Account.”

20.2
Notwithstanding the provisions of Section 20.1 or any other provision of this Agreement, upon notice to CUSTOMER, SERVICERS may increase the Reserve Percentage required to be maintained in the Reserve Account up to ** following the occurrence of any of the following events:

Any Event of Default specified in Section 19.3 of this Agreement.

A Material Adverse Change has occurred in the condition of CUSTOMER. For the purposes of this Agreement, “Material Adverse Change” shall mean either (A) a material change to CUSTOMER’s financial condition or its business that, in SERVICERS’ reasonable determination, either (i) then materially and adversely affects, or (ii) may in the foreseeable future materially and adversely affect, CUSTOMER’s ability to perform its obligations under this Agreement, its ability to fulfill travel services associated with the Card transactions submitted to SERVICERS for processing, or (B) a material adverse change in the business procedures, Card processing procedures, products or services of CUSTOMER which, in SERVICERS’ reasonable determination, materially increases SERVICERS’ potential exposure or liability related to Chargebacks related to CUSTOMER’s Card transactions.

**	Confidential Treatment Requested.

SERVICERS shall provide written notice to CUSTOMER describing in reasonable detail the circumstances or event that SERVICERS deem to constitute a material adverse change, and notifying CUSTOMER of the Reserve Percentage SERVICERS require. After receiving any such notice CUSTOMER shall, within ** days following receipt of such notice, increase the Reserve Account to the required Reserve Percentage. If CUSTOMER shall fail, within said ** day period, to increase the Reserve Account to the required Reserve Percentage, SERVICERS may immediately thereafter elect to take immediate action to fund the Reserve Account to the required Reserve Percentage. Pursuant to Section 19.3(v)(b), CUSTOMER’s failure to fund the Reserve Account within said ** day period shall constitute an Event of Default.

This Agreement has been terminated by either party (other than for a termination by CUSTOMER exclusively pursuant to Section 18.2 or 19.6 of this Agreement in which case the balance to be maintained in the Termination Reserve Account will be governed by Section 20.6 of this Agreement.)

After written request from SERVICERS and passage of a ** cure period, CUSTOMER shall fail to either make public or deliver to SERVICERS any of the financial reports or information described in Section 21.1 within the time frames described in Section 21.1.

The Reserve Percentage Table is deleted and replaced with the following Reserve Percentage Table:

	Reserve	Fixed Charge	Unrestricted
Reserve Tier	Percentage	Coverage Ratio	Cash/Revenues
**	**	**	**

The “Reserve Percentage” shall be a percentage of Gross Air Traffic Liability at the end of the last ** of the immediately preceding **. The “Fixed Charge Coverage Ratio” in the Reserve Percentage Table shall be calculated based on the immediately preceding ** and shall be calculated by dividing CUSTOMER’s earnings before interest, taxes, depreciation, amortization and aircraft rents (“EBITDAR”) by the sum of aircraft rents and gross interest expense. “Revenues” in the Reserve Percentage Table shall be the immediately preceding ** of combined passenger and cargo revenue. In order to qualify for a particular Tier, CUSTOMER must meet both of the criteria for that particular Tier. Additionally, to qualify for Tier **, CUSTOMER must also maintain **.

(iv)	Upon execution of this Amendment, SERVICERS agree to review and, if needed, adjust, the amount required to be maintained in the Reserve Account on a ** basis.
6. Section 21.1 of the Agreement is amended as follows:
Section 21 (a) of the First Amendment is deleted and replaced in its entirety with the following:

“(a) The term “Net Air Traffic Liability” shall be deleted from the fourth and seventh sentences of Section 21.1 as well as every other place used in the Agreement. The ** Gross Air Traffic Liability reports to be provided by CUSTOMER shall include an electronic file (in a mutually agreed upon format) of the data upon which CUSTOMER has based such reports of Gross Air Traffic Liability (i.e., including, without limitation, itinerary and flight data). It is acknowledged that such ** electronic data file will be very large and SERVICERS shall be responsible for their costs of receiving and processing such electronic data file.”

Additionally, the parties recognize that CUSTOMER is obligated to produce the ** internal results, forecast, and operating plan referenced in Section 21.1 only to the extent requested by SERVICERS. CUSTOMER shall also provide SERVICERS with ** financial statements and ATL reports.

**	Confidential Treatment Requested.

7. Accounting Terms.

(a) All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in accounting principles used in preparation of the most recent financial statements referred to herein is required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accountants Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto) and such change is adopted by the CUSTOMER with the agreement of its independent public accountants and results in a material change relating to any of the calculations required by Section 20.2, both parties agree to review the change and its impact in good faith in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating such compliance with such covenants by the CUSTOMER shall be the same after such change as if such change had not been made. In any case, while SERVICERS and CUSTOMER are negotiating potential changes to the financial thresholds contemplated in Section 20.2, SERVICERS shall have the right to continue to make adjustments to the Reserve based on the rules that were in place prior to the change.

8. Continued Effectiveness of Agreement. Except as expressly set forth above, the Agreement, as amended, shall continue in full force and effect in accordance with its terms.
This Amendment shall be effective as of April 11, 2008 (the “Effective Date”).

Chase Alliance Partners, LLC			US Airways Group, Inc.
For itself and on behalf of JPMorgan Chase Bank, N.A.

By:	/s/ Chris Trunks		By:	/s/ Derek J. Kerr

	Name:	Chris Trunks		Name:	Derek J. Kerr
	Title:	Chief Administrative Officer		Title:	Sr. Vice President and Chief Financial Officer

**	Confidential Treatment Requested.

Paymentech, LLC	Schedule A to Merchant Agreement
US Airways	Assumptions and Fees

Assumptions
Chargeback %	*	*
Auth / Capture %	*	*

Fees
1. Initiation & Service Fees

Supply fee ☑ Per Order
Frame Relay/Leaseline:
Monthly Fee	*	*
Dial Backup authorization surcharge	*	*
2. Transaction Fees

Bank Card Transactions: *
**

*
As of the Effective Date of this agreement Merchant will begin at **. Thereafter, a new Bankcard Pricing may be applied based on the trailing ** Bankcard transaction volume. It is the responsibility of the CUSTOMER to notify the SERVICER in writing when a new Bankcard Pricing tier is obtained. The new Bankcard Pricing and fees set forth therein will be applied on the ** of the following calendar month following written notification. SERVICER agrees to review, on a ** basis, CUSTOMER’s actual Interchange costs and qualification levels. If, based on such review, SERVICER has recommendations to CUSTOMER that could impact CUSTOMER’s Interchange costs and/or Interchange qualification levels, SERVICER will make such recommendations to CUSTOMER. CUSTOMER understands that a number of variables affect Interchange qualification levels and SERVICER will provide to CUSTOMER recommendations for improvement where applicable. If SERVICER fails to process transactions in accordance with industry standards, causing greater Interchange expense to CUSTOMER, then SERVICER will reimburse any monies due to CUSTOMER in the month following the failure.

3. Authorization fees

Voice Authorizations	*	*
Terminal Authorizations:
American Express Electronic Authorization	*	*
Discover Electronic Authorization	*	*
JCB Electronic Authorization	*	*
4. Reporting Options

Monthly Statement fee			*	*
Statement Type & Frequency:	Mail - (F)	Statement Only	Monthly
5. Discount Information

MC/Visa Target Qualification Level:	MasterCard:	013	Passenger Transport
	Visa:	027	CPS/Passenger Transport AIR

** Pass-thru of MC/Visa Interchange and Assessments**		see I/C Rate Schedule
MasterCard / Visa Assessment Rates		*	*	*	*
MasterCard / Visa Authorization Access Fees***		*	*	*	*
Visa Risk Identification Fee***		*	*	*	*
	US Currency			Non-US Currency
** Pass-thru of MC Cross-Border Assessment Fee	**			**
** Pass-thru of VI International Service Assessment Fee		*	*
** Pass-thru of PIN Debit Network Fees				*	*
Discount frequency: **

**
The Interchange applicable to each transaction will be based on the actual qualification level of the transaction. For each transaction not qualifying at the Target Qualification Level, we will charge you an additional fee calculated as described on the following page under the heading “Additional Information About Your Fees”.

***
Currently the following fees are included at no additional charge in SERVICER’S authorization fees set forth herein: (1) the MasterCard Authorization Fee of ** per authorization, (2) the Visa Acquirer VIP Variable Access Fee of ** per authorization, and (3) the Visa Risk Identifier Fee of ** per settled transaction. In the event that one or more of these fees increases above current levels, all such incremental cost increases (and any additional increases thereafter) shall be a direct cost pass through to CUSTOMER.

6. Processing fees

Minimum Monthly Discount fee	*	*
Chargeback Processing fee	*	*
Batch Settlement fee	*	*
VRU Fax Statement fee	*	*
ACH fee	*	*
ACH Return fee	*	*

Initials: DK	Date: 4/8/2008

**	Confidential Treatment Requested.

Paymentech, LLC	Schedule A to Merchant Agreement
US Airways	Assumptions and Fees
Additional Information About Your Fees
Interchange
A significant amount of the fees that we charge you for processing your Payment Transactions consists of charges that we must pay to issuing banks (or that are otherwise charged to us by the Payment Brands) under the Rules. These charges are often referred to as “Interchange fees”, or simply “Interchange”. Interchange fees are set by the Payment Brands based upon a series of Interchange levels that they establish and modify from time to time. Thus, the Interchange fee charged for a given transaction depends on the Interchange level applicable to that transaction; and that Interchange level depends on a number of factors established by the Payment Brands, such as the type of Payment Instrument presented, specific information contained in the transaction, how and when the transaction is processed, your industry, and other factors. For a transaction to qualify at any specific Interchange level, the applicable qualification criteria must be met. Note that the Payment Brands regularly add new Interchange levels, and change the Interchange rates and qualification criteria for existing Interchange levels.
Target Discount Rate and Target Qualification Level
The Target Qualification Level is the Interchange level that we expect to apply to your transactions. It is determined based on the type of transactions you submit and how they will most likely be processed. However, it is possible that some or many of your transactions will downgrade to a more costly Interchange level, resulting in higher Interchange. This may occur because those “Non-Qualified Transactions” do not meet the criteria to qualify at your Target Qualification Level. Paymentech has set your Target Qualification Level (as set forth on your pricing schedule) based on the assumption that all of your transactions will satisfy the criteria established by the Rules to meet that qualification level. The actual Interchange applicable to each transaction, though, will be based on the actual qualification level of the transaction. A summary of the primary qualification criteria for each Interchange level established by the Payment Brands is available at www.paymentech.com/interchange_chart.
Capitalized Terms: Please review the definitions in your Agreement so that you understand the capitalized terms we use in the pricing schedule. The capitalized term “Payment Brand” has the same meaning as the term “Payment Brand” or “Association” in your agreeement. The capitalized term “Rules” has the same meaning as the term “Rules”, Association Rules”, or “Regulations” in your Agreement. The capitalized term “Payment Transaction” has the same meaning as the term “Payment Transaction”, “Card Transaction”, or “Sales Data” in your Agreement. The capitalized term “Payment Instrument” has the same meaning as the term “Payment Instrument”, “Card”, or “credit card” in your agreement.
US Airways

By:	/s/ Derek J. Kerr	Title:	Sr. Vice President & Chief Financial Officer	Date: 4/08/08

	(Authorized Signature)			(Month/Day/Year)